SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

AGE RESEARCH, INC.
(Exact Name of Registrant as specified in Its Charter)

DELAWARE                                                                                                                                                    87-0419387
(State of Incorporation)                                                                                               (IRS Employer Identification Number)

31103 Rancho Viejo Road, #2102, San Juan Capistrano, CA 92675
(Address of Principal Executive Offices) (Zip Code)

Business Consulting Agreement
(Full Title of Plan)

Richard F. Holt, Chief Executive Officer
31103 Rancho Viejo Road, #2102, San Juan Capistrano, CA 92675
(Name and Address of Agent for Service)

800-597-1970
(Telephone Number, Including Area Code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	13,000,000 Shares	$0.0085 (1)	$110,500	$8.94

(1) Estimated pursuant to Rule 457(c) solely for purpose of calculating the amount of the registration fee, based upon the average of the bid and ask prices reported on May 22, 2003, as reported on the OTC Bulletin Board.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1 PLAN INFORMATION AND ITEM 2 REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participating person(s) as specified by Rule 428 (b) (1) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this registration statement of the Registrant and in the related Section 10(a) prospectus:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed with the Commission on April 10, 2003.

(b) The Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 2003 filed with the Commission on May 15, 2003.

(c) All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

No description of the class of securities (i.e., $0.001 par value Common Stock) is required under this item because the common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Russell M. Frandsen, Esq., of Squire, Sanders & Dempsey L.L.P., 801 South Figueroa Street, 14th Floor, Los Angeles, CA 90017 is expected to render an opinion with respect to certain matters pertaining to the securities being registered. Neither Mr. Frandsen nor his firm Squire, Sanders & Dempsey L.L.P. is an "affiliate" of the Company. Neither Mr. Frandsen nor his firm Squire, Sanders & Dempsey L.L.P. owns shares of the Company's stock. Mr. Frandsen is not licensed to practice law in the State of Delaware.

Item 6. Indemnification of Directors and Officers

The General Corporation Law of the State of Delaware and the Company's Certificate of Incorporation provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 23, 2003.

Age Research, Inc.

/s/ Richard F. Holt
By: Richard F. Holt
Its: President, Chief Executive Officer and Chief Financial Officer
Dated: May 23, 2003

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Richard F. Holt
By: Richard F. Holt
Its: President, Chief Executive Officer, Chief Financial Officer and Director
Dated: May 23, 2003

/s/ Wendy E. Holt
By: Wendy E. Holt
Its: Vice President and Director
Dated: May 23, 2003

INDEX TO EXHIBITS

Exhibit

Number Description

5.1/23.2 Opinion regarding legality

23.1 Consent of Independent Public Accountant

99.2 Business Consulting Agreement